                                                                                                                        Exhibit 99.3

                                            MEDIMMUNE ANNOUNCES TERMS OF $500 MILLION
                                                   OF CONVERTIBLE SENIOR NOTES

GAITHERSBURG,  MD, July 10, 2003 -  MedImmune,  Inc.  (Nasdaq:  MEDI) today  announced  that it has agreed to issue $500  million of convertible senior notes due 2023. The initial purchasers of the notes have an option, exercisable within 13 days following the date of issuance of the notes, to purchase an additional $75 million of the notes on the same terms.  The notes will bear interest at one percent per annum payable  semi-annually.  In addition,  beginning with the six-month  interest period  commencing on July 15, 2006,
MedImmune will pay contingent  interest on the notes during a six-month interest period if the average trading price of the notes is above a specified level.

Under certain  circumstances,  the notes will be convertible into MedImmune common stock at an initial  conversion price (subject to adjustment)  of $68.18 per share,  representing  a  conversion  premium of 75 percent  over the  closing  bid price of $38.96 of the
MedImmune common stock on the Nasdaq National Market on July 9, 2003.

On or after July 15, 2006,  MedImmune may at its option redeem all or a portion of the notes for cash at a redemption price equal to
100 percent of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest;  contingent interest, if any;
and liquidated damages, if any. In addition,  on each of July 15, 2006, July 15, 2009, July 15, 2013, and July 15, 2019, holders may require  MedImmune  to purchase all or a portion of their notes for cash at 100 percent of the  principal  amount of the notes to be purchased, plus any accrued and unpaid interest; contingent interest, if any; and liquidated damages, if any.

As announced  yesterday,  MedImmune  expects to use up to $150 million of the proceeds of the offering to  repurchase  shares of its common stock in  transactions  negotiated  concurrently  with the offering.  The company  intends to use the balance of the offering proceeds for general corporate purposes,  which may include the repurchase of additional shares of common stock from time to time on the open market or in privately negotiated  transactions,  pre-funding of the retirement of existing debt obligations,  and possible acquisitions or other external growth opportunities.

The notes will be issued in a private placement and are expected to be resold by the initial  purchasers to qualified  institutional buyers under Rule 144A of the Securities Act of 1933. The notes and the shares of common stock issuable upon conversion of the notes have not been registered  under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United
States absent registration or an applicable exemption from registration requirements.

This  press  release  does not  constitute  an offer to sell or the  solicitation  of an offer to buy the  debentures  or any  other securities.

This announcement may contain,  in addition to historical  information,  certain  forward-looking  statements that involve risks and uncertainties.  Such  statements  with respect to MedImmune  reflect the current views of  MedImmune's  management  and are based on certain assumptions.  Actual results for MedImmune could differ materially from those currently  anticipated as a result of a number of factors,  including risks and uncertainties  discussed in MedImmune's filings with the U.S.  Securities and Exchange  Commission.
MedImmune is developing  several products for potential future  marketing.  There can be no assurance that such development  efforts will succeed,  that such  products will receive  required  regulatory  clearance or that,  even if such  regulatory  clearance  were received, such products would ultimately achieve commercial success.